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                                                       Exhibit C2

GRANITE STATE ENERGY, INC.
Statement of Cash Flows
For the Twelve Months ended September 30, 1996
(Unaudited, Subject to Adjustment)


Operating Activities:
  Net Income/(Loss)                                     ($99,625)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Increase in unbilled revenue                        (63,000)
     Increase in tax benefit receivable                  (53,644)
     Increase in accounts receivable                     (40,626)
     Increase in accounts payable                        140,086
                                                        --------
Net cash provided by operating activities               (116,809)


Financing Activities:
  Issue of common stock                                     1,000
  Subordinated notes payable to parent-issues             155,000
                                                          -------

Net cash provided by financing activities                 156,000

Net increase in cash and cash equivalents                  39,191


Cash and cash equivalents at inception                          0
                                                          -------
Cash and cash equivalents at end of period                $39,191
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